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                                  EXHIBIT 11.1

                          ASCEND COMMUNICATIONS, INC.

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                     (in thousands, except per share data)

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
                                                                                              Year Ended December 31,
                                                                                ------------------------------------------------
                                                                                    1996               1995              1994
                                                                                ------------        ----------        ----------
Net income                                                                         $113,111           $ 27,535         $  6,550
                                                                                   ========           ========         ========

Computation of weighted average common and
        common equivalent shares outstanding:
                Weighted average common shares outstanding                          116,723            103,998           88,961

                Common equivalent shares attributable to:
                      Stock options and warrants (treasury stock method)             11,086              7,364            5,622
                                                                                   --------           --------           ------


Shares used in computing net income per share                                       127,809            111,362           94,583
                                                                                   ========           ========           ======

Net income per share                                                               $   0.89           $   0.25         $   0.07
                                                                                   ========           ========         ========

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